UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 29, 2007

TURBOCHEF TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23478	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 29, 2007, the Compensation Committee of the Company’s Board of Directors approved a 2007 Incentive-Based Compensation Plan (the “Plan”). The Company’s Chief Executive Officer, Chief Financial Officer and other executive officers named in the Company’s public filings, as well as all managers and key employees of the Company, are participants in the Plan. The Plan provides for retention grants to participants of a total of 545,000 restricted stock units (“RSUs”), payable by issuance of one share of the Company’s common stock for each unit upon vesting. The RSUs vest one fifth each year, beginning March 10, 2008, so long as the participant is employed by the Company on the vesting date. Vesting of the RSUs will accelerate upon a change of control or sale of the Company. Under the Plan, Messrs. Perlman (Chairman) and Price (CEO) each were awarded 58,000 RSUs, Messrs. Lehr (Chief Operating Officer) and Beshara (Chief Marketing Officer) were awarded 66,000 RSUs, Mr. Cochran (Chief Financial Officer) was awarded 20,000 RSUs and Mr. McGrain (President, Residential Division) was awarded 12,000 RSUs.

The Plan provides for a performance-based annual cash bonus for participants. Cash bonuses may be earned if the Company reaches certain financial results or meets certain financial targets for 2007 for the participants’ business segment or function as set forth in the Plan, or for certain participants a blend of targeted financial results for business segments and functions and the Company as a whole. Targets for the commercial business include EBITDA and revenue numbers for the year. Targets for the residential business and the residential marketing function are based on EBITDA.

Under the Plan, Messrs. Perlman and Price each could receive cash bonuses of up to $75,000 and Mr. Cochran could receive a cash bonus of up to $30,000 if the Company attains certain financial results blended across the Company’s business targets and as a whole. Mr. Lehr could receive a cash bonus of up to $50,000 if the Company’s commercial business attains certain financial results. Under the Plan, the Compensation Committee may reconsider bonuses and consider for approval an alternative management proposal for bonuses for commercial and corporate employees if the commercial business and Company as a whole fall short of budgeted targets, but only if the proposal is based upon the actual financial results compared to the targets and other qualitative and quantitative factors that the Committee believes reasonably support approval.

Mr. McGrain and Mr. Beshara could receive cash bonuses under the Plan of up to $30,000 and $50,000, respectively, upon approval by the Compensation Committee. The Compensation Committee will consider for approval management’s proposal for such bonuses under a subjective analysis of qualitative and quantitative measures, taking into account the targets for the residential business and residential marketing efforts set forth in the Plan.

The Plan further provides for an additional annual bonus if financial targets or budgeted results are exceeded by fixed percentages of targeted amounts, for commercial and corporate employees, including Messrs. Perlman, Price, Cochran and Lehr. An additional annual bonus for residential business and marketing employees, including Messrs. McGrain and Beshara, for exceeding targets would be determined by the Compensation Committee considering a proposal from management based upon actual results exceeding the targets and other qualitative and quantitative factors that the committee believes reasonably supports approval. The Plan provides for a cap on the amount of the additional bonuses. The additional bonuses are payable in cash, stock or immediately exercisable stock equivalents, at the Company’s option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC. (Registrant) By: /s/ James A. Cochran James A. Cochran Senior Vice President and Chief Financial Officer
Date: April 4, 2007

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